Filed pursuant to Rule 424(b)(7)
Registration No. 333-208621

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2015)

SL Green Realty Corp.

125,360

Shares of

Common Stock

This prospectus supplement supplements and amends the prospectus dated December 18, 2015, as supplemented by the prospectus supplement dated December 18, 2015 filed pursuant to Rule 424(b)(1) (as so supplemented, the “Prospectus”).

This prospectus supplement relates to the sale of up to 102,127 shares of our common stock, par value $0.01 per share (the “Common Stock”). The Prospectus may be used by the selling stockholders identified in this prospectus supplement (the “Selling Stockholders”) to resell shares of our Common Stock which may, under certain circumstances, be issued to the Selling Stockholders upon the exchange or redemption of the 3.00% Exchangeable Senior Notes due 2017 (the “Notes”) issued by SL Green Operating Partnership, L.P., in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, on October 12, 2010, a portion of which is held by the Selling Stockholders.  This prospectus supplement also registers the resale of an additional 23,233 shares of Common Stock that may be issuable in the future in the event of an adjustment in the exchange rate related to the Notes.

This prospectus supplement should be read in conjunction with and accompanied by the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

The section entitled “Selling Stockholders” in the prospectus supplement dated December 18, 2015 is hereby amended by the addition of the information set forth in the table below with respect to the shares of our Common Stock held by the Selling Stockholders. Accordingly, references in the Prospectus to selling stockholder shall, pursuant to this prospectus supplement, be deemed to include the Selling Stockholders.

Pursuant to this prospectus supplement, we are registering the resale of up to 102,127 shares of Common Stock owned by the Selling Shareholders. Such Selling Stockholders, including their transferees, pledges or donors or their successors, may use the Prospectus to resell from time to time the shares of Common Stock that we may issue to them upon the exchange or redemption of the Notes. In addition, as described in the section headed “Plan of Distribution” in the prospectus supplement dated December 18, 2015, the Selling Stockholders may pledge or grant a security interest in some or all of the shares of our Common Stock registered pursuant to this prospectus supplement owned by the Selling Stockholders and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this Prospectus.

The registration of the resale of the Common Stock to which this prospectus supplement relates does not necessarily mean that the Notes will be exchanged for Common Stock or that any shares of Common Stock received upon any such exchange will be sold by the Selling Stockholders. Nothing in the Prospectus shall be deemed to amend or alter in any respect the provisions of the indenture that governs the terms of the Notes.

The information presented regarding the Selling Stockholders is based upon representations made by the Selling Stockholders to us. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and, in general, stockholders having voting or investment power with respect to a security are beneficial owners of that security.

The following table was prepared assuming that the each of the Selling Stockholders holding the Notes elects to cause us to exchange their Notes and we issue shares of Common Stock in satisfaction of such exchange request, the each of the Selling Stockholders sells or otherwise distributes all of the shares of Common Stock issued to by it that are registered by us and that none of the Selling Stockholders acquires any additional shares of Common Stock. As the Selling Stockholders may sell all, some or none of their shares of Common Stock, no estimate can be made of the aggregate number of shares of Common Stock that are to be offered hereby, or the aggregate number of shares of Common Stock that will be owned by the Selling Stockholders upon completion of the offering to which this prospectus supplement relates.

	Ownership Upon Exchange Before Offering			Securities Offered by this Prospectus Supplement	Ownership After Offering
		% of Common				% of
Name of Selling Stockholder	Common Stock	Stock outstanding		Common Stock	Common Stock (1)	Common Stock

AQR Funds- Multi-Strategy Alternative Fund(2)(3)	102,127		*	102,127	—	—
Total: (4)	102,127		*	102,127	—	—

*                                         Represents less than 1% of our outstanding Common Stock, which comprised 100,242,674 shares of Common Stock (excluding treasury shares) as of June 20, 2016.

(1)                                 Assumes that each of the Selling Stockholders resells or otherwise distributes all of the Common Stock that is covered by this prospectus supplement to third parties and neither acquires nor disposes of any other shares of Common Stock subsequent to the date of which we obtained information regarding such Selling Stockholder’s holdings.

(2)                                 Represents the maximum number of shares of our Common Stock issuable in exchange for all of the relevant Selling Stockholder’s Notes, based on the current exchange rate of 12.3416 shares of our Common Stock per $1,000 principal amount of the Notes. This exchange rate is, however, subject to adjustment from time to time in accordance with the provisions of the indenture that governs the terms of the Notes. As a result, this prospectus supplement also registers an additional 23,233 shares of our Common Stock, which represents the maximum number of additional shares of Common Stock that may be issuable in the future if the exchange rate is increased to the maximum rate set forth in the indenture that governs the terms of the Notes (which is 15.1492 shares of our Common Stock per $1,000 principal amount of the Notes, subject to adjustment as provided for in the indenture that governs the terms of the Notes). Any such exchange rate adjustment shall automatically be applied to the this table in determining the number of shares of Common Stock registered on behalf of the relevant Selling Stockholder.

(3)                                 AQR Capital Management, LLC (“AQR”) is the investment adviser of the Selling Stockholder and has delegated investment management authority to CNH Partners, LLC (“CNH”).  As sub-adviser, CNH has shared dispositive power over the securities held by the Selling Stockholder and exercises full discretionary control relating to all investment decisions made on behalf of the Selling Stockholder.  Clifford S. Asness and John M. Liew are the investment principals for AQR Capital Management, LLC.  Mark Mitchell and Todd Pulvino are the investment principals for CNH.  As such, Clifford S. Asness, John M. Liew, Mark Mitchell and Todd Pulvino have shared discretionary voting and investment authority over the shares of Common Stock owned by the Selling Stockholder.

(4)                                 The table set forth on page S-6 of the prospectus supplement dated December 18, 2015 registered (among other things) the resale of shares of our Common Stock that may from time to time be held by all the holders of the Notes or future transferees of the holders of the Notes other than those identified by name in such table. The Selling Stockholders identified in this prospectus supplement were not identified by name in that table.  Accordingly, pursuant to this prospectus supplement, the number of shares of our Common Stock set forth next to “All other holders of Exchangeable Notes or future transferees of such holders” in such table shall be deemed to be reduced by the aggregate number shares of our Common Stock set forth in the table above.

Investing in our Common Stock involves risks. See “Risk Factors” on page S-3 of the prospectus supplement dated December 18, 2015, page 4 of the accompanying prospectus, page 11 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into the Prospectus.

Neither the Commission nor any state securities commission has approved or disapproved of the securities referred to herein or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2016.